Exhibit 5
LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW
5335 WISCONSIN AVENUE, N.W., SUITE 400
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

WRITER’S DIRECT DIAL NUMBER	WRITER’S EMAIL
(202) 274-2000
October 24, 2007
Board of Directors
Investors Bancorp, Inc.
101 JFK Parkway
Short Hills, New Jersey 07078

Re:	Investors Bancorp, Inc. 2006 Equity Incentive Plan
Registration Statement on Form S-8

Ladies and Gentlemen:
     You have requested the opinion of this firm as to certain matters in connection with the issuance of Investors Bancorp, Inc. (the “Company”) common stock, par value $.01 per share (the “Common Stock”), pursuant to the Investors Bancorp, Inc. 2006 Equity Incentive Plan (the “Stock Benefit Plan”). We have reviewed the Company’s Certificate of Incorporation, Registration Statement on Form S-8 (the “Form S-8”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.
     Based on the foregoing, we are of the following opinion:
     Upon the effectiveness of the Form S-8, the Common Stock, when issued in connection with the exercise of options granted pursuant to the Stock Benefit Plan and shares of Common Stock granted under the Stock Benefit Plan, will be legally issued, fully paid and non-assessable.
     This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,
/s/ LUSE GORMAN POMERENK & SCHICK

LUSE GORMAN POMERENK & SCHICK A Professional Corporation